Exhibit 99.1

VBI Vaccines Announces Preclinical Coronavirus Program Data and Selection of Clinical Candidates with Potential as One-Dose Vaccines

-	VBI-2901 and VBI-2902 selected as trivalent and monovalent coronavirus vaccine candidates, respectively, for an adaptive Phase 1/2 clinical study expected to begin around year-end 2020, subject to regulatory approvals
-	After one dose, compared to high-titer convalescent sera, preclinical data demonstrated 10x higher antibody binding geometric mean titer (GMT) and 4x higher neutralizing antibody GMT, with neutralizing antibody GMT increasing to 64x after a second dose
-	GMP clinical manufacturing expected to begin in September 2020 at Therapure Biomanufacturing – potential to leverage capacity to support large-scale manufacturing
-	VBI to host conference call and webcast today, Wednesday, August 26 at 8:30 a.m. ET

CAMBRIDGE, Mass. (August 26, 2020) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced data from three preclinical mouse studies conducted to enable selection of optimized clinical candidates for the company’s coronavirus program, VBI-2900. As a result of these studies, VBI has selected two vaccine candidates, with the potential to be one-dose vaccines, to take into an adaptive Phase 1/2 human clinical study, expected to begin around year-end 2020, subject to regulatory approval: (1) VBI-2901, a trivalent pan-coronavirus vaccine candidate expressing the SARS-CoV-2 (COVID-19), SARS-CoV (SARS), and MERS-CoV (MERS) spike proteins; and (2) VBI-2902, a monovalent vaccine candidate expressing the SARS-CoV-2 (COVID-19) spike protein.

The objectives of the preclinical studies, which evaluated antibody binding titers and neutralizing antibody titers across a number of vaccine constructs, were to assess the impact of VBI’s proprietary enveloped virus-like particle (eVLP) platform technology vs. recombinant vaccine candidates, differences in the conformation of the spike protein, and a variety of adjuvants. The data demonstrated:

●	Neutralizing Antibody (nAb) Activity: After a single dose, VBI’s eVLPs expressing a stabilized pre-fusion form of the COVID-19 spike protein elicited a nAb GMT that was 4x higher than the GMT of high-titer convalescent sera, which increased to 64x higher after a second dose

●	Antibody Binding (Ab) Activity: The same eVLPs also induced, after one dose, an Ab binding GMT that was 10x higher than both the GMT of high-titer convalescent sera and the GMT induced with a stabilized pre-fusion recombinant spike protein

●	Impact of Adjuvants: A variety of adjuvants tested further improved the induction of nAb titers approximately 5-fold, and promoted strong Th1-type antibody and T cell responses

●	Additional Benefit of Trivalent Construct: The trivalent eVLP vaccine construct induced Ab binding titers across COVID-19, SARS, and MERS spike proteins in addition to broadening reactivity to a seasonal human coronavirus not expressed in the vaccine

“We are excited to announce these impressive pre-clinical data, which we believe clearly support the advancement of the two vaccine candidates, VBI-2901 and VBI-2902, into human clinical studies around the end of the year,” said Jeff Baxter, VBI’s President and CEO. “An effective solution to the ongoing COVID-19 pandemic will require a vaccine that is capable of providing robust protection, quickly. Based on the data seen to-date, we believe the VBI-2900 program has the potential to be administered as a one-dose vaccine regimen at human doses ranging from 2-5mcg, and, further, VBI-2901 may offer increased breadth of reactivity across a broader range of coronaviruses. We are very encouraged by these results and remain deeply committed to addressing this devastating public health crisis.”

As part of these studies, convalescent sera from 20 individuals who had contracted and recovered from COVID-19 were collected for comparison – this sera was further grouped according to those who mounted a high-titer, robust response to the infection and those with a low-titer, weaker response. The neutralizing activity in these studies were quanitifed using a plaque reduction neutralization test with the most stringent 90% inhibition threshold (PRNT90), which is considered the gold standard for measuring antibodies that can neutralize a virus.

In August, VBI also entered into an agreement with Therapure Biomanufacturing, an integrated Contract Development and Manufacturing Organization (CDMO), for development and manufacturing services in preparation for production of its coronavirus vaccine candidates. The collaboration with Therapure is expected to enable the initiation of clinical studies by the end of 2020. As part of the agreement, Therapure will manufacture bulk vaccine for use through Phase 2 clinical studies.

Conference Call and Webcast Details

VBI Vaccines will host a conference call and webcast with accompanying slides on Wednesday, August 26, 2020 at 8:30 AM ET. The live webcast and slide presentation can be accessed via the Events/Presentations page in the Investors section of the company’s website, or by clicking this link: https://lifescipartners.zoom.us/webinar/register/2815964896473/WN_u0Jd4Y-PRBmxfymC7VqItw.

A replay of the webcast will be archived on the company’s website for 30 days following the live conference call.

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with: (1) the only tri-antigenic hepatitis B vaccine, Sci-B-Vac®, which is approved for use and commercially available in Israel and recently completed its Phase 3 program in the U.S., Europe, and Canada; and (2) an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s enveloped virus-like particle (eVLP) platform technology enables development of eVLPs that closely mimic the target virus to elicit a potent immune response. VBI’s lead eVLP programs include a vaccine immunotherapeutic candidate targeting glioblastoma (GBM), a prophylactic cytomegalovirus (CMV) vaccine candidate, and a prophylactic pan-coronavirus vaccine candidate. VBI is headquartered in Cambridge, MA, with research operations in Ottawa, Canada, and research and manufacturing facilities in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

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Investors: http://www.vbivaccines.com/investors/

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the ongoing COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 5, 2020, and filed with the Canadian security authorities at sedar.com on March 5, 2020, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com